UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2007

SYMYX TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 Central Expressway		95051
Santa Clara, California		(Zip Code)
(Address of principal executive offices)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.  Compensatory Arrangements of Certain Officers.

On December 10, 2007, the Board of Directors of Symyx Technologies, Inc. (the “Company”) appointed Richard Rosenthal, age 51, as Senior Vice President of Finance of the Company, effective December 10, 2007.  Mr. Rosenthal will serve as the Company’s principal accounting officer. Prior to joining the Company, Mr. Rosenthal was employed by LSI Corporation (“LSI”), a manufacturer of communications, consumer and storage semiconductors, from 1997 until December 2007, most recently serving as Vice President and Corporate Controller. Mr. Rosenthal joined LSI in 1997 as an SAP Program Director and served in a variety of positions, including Business Integration Director from 1998 to 1999 and Business Controllership Vice President/Senior Director from 1999 to 2005.  Mr. Rosenthal holds an M.B.A. from Santa Clara University and a B.S. degree in accounting from San Jose State University.

Mr. Rosenthal will receive an annual base salary of $260,400, as well as a stock option grant to purchase 30,000 shares of the Company’s common stock. The exercise price of the option is $8.19 per share, which is closing sale price of the Company’s common stock on December 10, 2007, the date of grant.   The option vests over a three-year period, with 20% vesting on the first anniversary of the date of hire, 40% vesting on the second anniversary and 40% vesting on the third anniversary, in each case subject to Mr. Rosenthal’s continued service to the Company.  In addition, beginning in fiscal 2008, Mr. Rosenthal will be eligible to receive an annual cash bonus equal to 30% of his base salary, subject to the Company achieving certain financial objectives and to personal performance goals to be mutually determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMYX TECHNOLOGIES, INC.

Date: December 13, 2007	By:	/s/ Rex S. Jackson
Rex S. Jackson
Executive Vice President and
Chief Financial Officer